Exhibit 12.1

RATIO OF EARNINGS/ DEFICIENCY TO FIXED CHARGES

The following table sets forth, for each of the periods presented, our ratio of earnings to fixed charges and our coverage deficiency. You should read this table in conjunction with the financial statements and notes incorporated by reference in this prospectus.

(in thousands)	Six Months Ended June 30, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Net loss	(30,022,946)	(38,303,005)	(37,243,861)	(28,829,975)	(24,196,511)	(6,274,782)
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	N/A	N/A	N/A
Coverage deficiency	(30,022,946)	(38,303,005)	(37,243,861)	(28,829,975)	(24,196,511)	(6,274,782)

(1)   We did not record earnings for the six months ended June 30, 2017, and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012. Accordingly, our earnings were insufficient to cover fixed charges for such periods and we are unable to disclose a ratio of earnings to fixed charges for such periods.